Exhibit 99.1

Company Contact:

John C. Oakley

Chief Financial Officer

252-946-8081

Flanders Receives NASDAQ Non-Compliance Letter

WASHINGTON, N.C., December 28, 2009 (GLOBE NEWSWIRE) — Flanders Corporation (NASDAQ: FLDR) today announced that it received, as expected, a NASDAQ Staff Deficiency Letter as a result of recently reported Board of Director changes.

The Company was notified that it fails to comply with NASDAQ Listing Rule 5605(c)(4)(A) because it does not have at least three Audit Committee members, all of which must be considered independent by NASDAQ standards, and Listing Rule 5605(b)(1) because its Board does not have a majority of independent directors. These deficiencies occurred on December 15, 2009 when Mr. Jeffery Korn, who had been a member of the Board and the Audit Committee resigned, leaving the Audit Committee with two members and the Board with two independent directors and two non-independent directors.

The Company was given a cure period to regain compliance: the earlier of the next annual meeting of stockholders or December 15, 2010, or, if the next annual stockholders’ meeting is held before June 15, 2010, then no later than June 14, 2010.

An indicator will be broadcast over NASDAQ’s market data dissemination network noting the Company’s non-compliance. The indicator will be displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information until the non-compliance is cured.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at www.flanderscorp.com or contact John Oakley at
252-946-8081.

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